                                                                 Exhibit 99.1

SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK: COMMERCIAL DIVISION
----------------------------------------------------------------------X
JOHN R. RICONDA,	Index No. ---
Plaintiff,	AFFIRMATION IN
SUPPORT OF
-against-	ASSIGNMENT TO
COMMMERCIAL
DIVISION
QSGI, INC, QSGI-CCSI, INC., and
VICTORY PARK MANAGEMENT, LLC. Defendants.
----------------------------------------------------------------------X

JOSHUA BERMAN, an attorney duly admitted to practice in the courts of the State of New York, hereby affirms, pursuant to CPLR 2106 and 22 NYCRR § 130-1.1, and in accordance with Rule202.70(d)(2) of the Commercial Division of the Supreme Court:

1. I am a Partner of the law firm of Meltzer, Lippe, Goldstein & Breitstone LLP, counsel to John R. Riconda ("Plaintiff'), the plaintiff herein. I submit this Affirmation in support of the assignment of this action to the Commercial Division.

2. This is an action for fraud, breach of contract, unjust enrichment and tortious interference with contract arising out of a $10 million corporate acquisition, whereby Defendants QSGI, Inc. and QSGI-CCSI, Inc. purchased 100% of the capital stock of CCSI, Inc. from Plaintiff.

3. Plaintiff seeks (i) rescission of the acquisition; (ii) actual, consequential and punitive damages in excess of$150,000; and (iii) a Declaration that certain liens and/or other advantages held by Defendant Victory Park Management, LLC are void and of no effect.

4. This case qualifies for assignment to the Commercial Division pursuant to the guidelines set forth in Rule 202.70(a) and (b) of the Rules of the Commercial Division of the Supreme Court.

5. A copy of the Verified Complaint in this action is annexed hereto as Exhibit A.

Dated: Mineola, New York June 10, 2009

EXHIBIT A

SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK: COMMERCIAL DIVISION
----------------------------------------------------------------------X
JOHN R. RICONDA,	Index No. ---
Plaintiff,

-against-
VERIFIED COMPLAINT
QSGI, INC, QSGI-CCSI, INC., and
VICTORY PARK MANAGEMENT, LLC. Defendants.
----------------------------------------------------------------------X

Plaintiff, by his attorneys, Meltzer, Lippe, Goldstein & Breitstone, LLP, as and for his Verified Complaint, alleges as follows:

NATURE OF THE ACTION

1. Plaintiff John R. Riconda brings this action for (i) rescission of a $10 million stock purchase agreement (the "Stock Purchase Agreement"), and ancillary agreements, whereby Mr. Riconda sold his company, Contemporary Computer Services, Inc. ("CCSI"), to Defendants QSGI-CCSI, Inc. and QSGI, Inc. (collectively, "QSGI") --a transaction that QSGI induced by making false and fraudulent statements concerning its business and financial prospects, as well as false promises that it would timely pay Mr. Riconda the consideration called for by the Stock Purchase Agreement; (ii) an award of actual and consequential damages including, but not limited to, overdue interest payments owed to Mr. Riconda under the secured promissory note given to him by QSGI in exchange for the stock of CCSI --a note that QSGI has not, and never intended, to honor; (iii) a Declaration by this Court that various agreements executed in connection with the sale of CCSI between John Riconda and Defendant Victory Park Management, LLC ("Victory Park") were void ab initio because Victory Park induced Mr. Riconda to enter into those agreements through fraud; and (iv) an award of punitive damages in an amount to be determined at trial. In the alternative, Mr. Riconda seeks payment of the $10 million face value of the promissory note, which is due and payable at the present time because of QSGI’s default under the note, plus overdue interest payments, and an award of punitive damages.

2. John Riconda and QSGI are parties to a May 6, 2008 Stock Purchase Agreement whereby QSGI agreed to acquire 100% of the capital stock of CCSI from Mr. Riconda, the seller, in exchange for (1) a $10 million, 10% convertible note, from QSGI to John Riconda; (2) 3.5 million shares of QSGI common stock; (3) certain warrants for John Riconda to buy additional shares of common stock of QSGI; and (4) additional shares of QSGI common stock as "earnout" compensation to John Riconda in an amount to be determined based on CCSI's future performance. The promissory note was to be secured by a first lien on the stock of CCSI, which QSGI agreed to place in escrow pending full payment of the promissory note, and a secondary lien on the assets of CCSI. QSGI also agreed in the Stock Purchase Agreement to pay certain closing costs, including Mr. Riconda's attorneys' fees. The Stock Purchase Agreement provided that John Riconda would resign as Chief Executive Officer of CCSI, but that he would remain employed as its President to run the day-to-day operations of the company.

3. Following the execution of the Stock Purchase Agreement between QSGI, as purchaser, and John Riconda, as seller, but prior to the closing of the Transaction, QSGI entered into a securities purchase agreement, dated as of June 5, 2008, and related agreements (collectively, the "Loan Documents"), with Defendant Victory Park, a Chicago-based group that provides asset-backed financing to small and mid-cap companies. On information and belief, the Loan Documents provided QSGI with a securitized line of credit (the "Line of Credit") that could be drawn down against a defined "borrowing base" keyed to QSGI's receivables. Neither the Loan Agreements nor the agreed-upon method for determining QSGI's borrowing base were made available to John Riconda for review, and Mr. Riconda was not included in, or otherwise made privy to, the negotiations concerning the Victory Park financing.

4. On information and belief, during the negotiation of or following the finalization of the Loan Documents, Victory Park insisted that QSGI renegotiate the terms of the purchase of CCSI from John Riconda. Among other material changes, Victory Park insisted that (i) CCSI become a part of the debtor group against whose assets Victory Park's loan to QSGI was to be secured; (ii) QSGI's liabilities to John Riconda, including its periodic note payments, be subordinated to its liabilities to Victory Park; and (iii) Victory Park receive a priority lien on CCSI's assets.

5. In order to induce John Riconda to accept these concessions, QSGI and Victory Park made a series of outrageously false and misleading promises to Mr. Riconda, as detailed with particularity below, to the effect that (i) QSGI was on the precipice of profitability due to the impending receipt of contracts with certain major corporations; (ii) the Victory Park financing would enable QSGI to meet its express closing obligations under the Stock Purchase Agreement; (iii) the Victory Park financing would enable QSGI to make timely payments to John Riconda under the note; and (iv) the Victory Park financing would enable QSGI to pursue an ambitious and profitable growth plan though additional corporate acquisitions.

6. Mr. Riconda reasonably relied on QSGI's and Victory Park's audacious misrepresentations, to his colossal detriment: The initial negotiations between QSGI and John Riconda for the purchase of CCSI contemplated an all cash transaction in which CCSI would pay $10 million to Mr. Riconda in exchange for all the stock of his company (i.e., CCSI). Over the course of the negotiations, QSGI persuaded Mr. Riconda to accept a $10 million collateralized note, instead of cash, which would mature at the end ofDecember2011, assuring him that such a deal would be more lucrative. The additional concessions demanded by Victory Park involved the subordination of QSGI's liabilities to John Riconda to QSGI's liabilities to Victory Park, and the encumbrance of a key portion of the collateral for John Riconda's note (i.e., the assets of CCSI) by a priority lien in favor of Victory Park. Had QSGI and Victory Park not made the repeated false and fraudulent promises to John Riconda, set forth with particularity below, he would never have agreed to sell his company to QSGI on these terms.

7. The QSGI -CCSI transaction closed on July 7,2009. The concessions demanded by Victory Park, and agreed to by Mr. Riconda in direct reliance on QSGI's and Victory Park's fraud, were memorialized in closing documents executed on the closing date, including, among others, the First Amendment to the Stock Purchase Agreement between QSGI and John Riconda (the "First Amendment"), the Subordinated Secured Convertible Note from QSGI to John Riconda (the "Note"), and the Subordination Agreement between Victory Park, as Senior Creditor to QSGI, and John Riconda, as Junior Creditor (the "Subordination Agreement").

8. QSGI (at Victory Park's direct behest) wasted no time in breaching its express payment obligations under the Stock Purchase Agreement and the Note. First, although QSGI sent a $50,000 wire to John Riconda's attorneys on the date of closing, it promptly refused to pay the $120,000 balance that it had expressly agreed to pay in the First Amendment to the Stock Purchase Agreement. Second, QSGI refused to pay John Riconda the very first $250,000 interest payment due under the Note, which it had agreed to pay on the date of closing (assuring Mr. Riconda instead that there had been a minor delay, and the payment would be forthcoming on August 1, 2008).[1]

9. Thereafter, QSGI has failed to make its required interest payments to John Riconda [2] In fact, at Victory Park's insistence, QSGI entered into a forbearance agreement with Victory Park, dated as of March 31, 2009, which forbids QSGI from making any payments under the Note to Mr. Riconda until the entirety of QSGI’s debt to Victory Park is paid in full. In other words, Victory Park has now forced QSGI to continue defaulting on QSGI's obligations to John Riconda, and prevented QSGI from curing any existing default.

10. Through their respective acts of fraud, breaches of contract and other misconduct, QSGI and Victory Park have colluded to steal CCSI from John Riconda --taking control of a New York company founded in 1974 by Mr. Riconda's father, a business that employs over 100 employees, and a company that the parties themselves valued at $10 million --for literally nothing. In a bizarre email dated May 26,2009, approximately two weeks prior to the date of this Complaint, Marc Sherman, QSGI's Chief Executive Officer, actually suggested that John Riconda consider buying "back" CCSI from QSGI and Victory Park, offering two scenarios: (1) either pay Victory Park and QSGI $2.5 million in cash, or (2) agree to make "earnout" payments to QSGI and Victory Park for the next 36 months, at an amount of $80,000 per month (which would yield a total payment of $2.88 million).

________________________________________________________________________________
[1] Notably, QSGI also, without any apparent legal justification, failed to pay its own investment banker, Agile Equity, LLC ("Agile"), which it promised to pay both in the Stock Purchase Agreement and in a separate engagement letter with that entity, leading Agile to commence a separate action for fees against QSGI that is now pending.
[2] On October 25, 2008, QSGI made a single $40,000 wire transfer to John Riconda, purportedly as a partial payment of interest under the Note. Thereafter, with QSGI's reluctant acquiescence, Mr. Riconda has withdrawn funds from CCSI's operating revenue in amounts of$55,460 in 2008, and $362,510, in early 2009. It may prove appropriate, following discovery, to credit a portion of these withdrawals as a set-off against the full amount that QSGI would otherwise owe Mr. Riconda under the Note. Importantly, the only payment that has ever been made directly from QSGI to Mr. Riconda towards interest due under the Note was the $40,000 transfer on October 25, 2008.

11. In light of the foregoing, and based on the misconduct set forth more fully below, Mr. Riconda respectfully requests that this Court enter an Order (i) rescinding the transaction between QSGI and John Riconda in the entirety; (ii) requiring QSGI to pay Riconda actual and consequential damages including but not limited to all overdue amounts owed to John Riconda under the Note; (iii) declaring that the Subordination Agreement and related agreements between Victory Park and Mr. Riconda are void ab initio, and that all advantages or liens purportedly held by Victory Park on the assets of CCSI are void as a result of Victory Park's fraud; and (iv) awarding punitive damages to Mr. Riconda. In the alternative, Mr. Riconda respectfully requests that the Court Order QSGI to pay Mr. Riconda the full $10 million face value of the Note, plus past due interest payments (notwithstanding any "senior" rights claimed by Victory Park, which Mr. Riconda respectfully requests that the Court declare to be void), and award punitive damages against both QSGI and Victory Park.

PARTIES

12. Plaintiff John Riconda is an individual residing at 130 Soundview Terrace, in Northport, New York. [3]

13. Defendant QSGI, Inc. is a Delaware corporation with its principal place of business at 400 Royal Palm Way, Palm Beach, Florida. QSGI is a provider of information technology services to corporations and governmental agencies.

________________________________________________________________________________
[3] Although CCSI is not a party hereto, it is a New York corporation with its principal place of business at 200 Knickerbocker Avenue, Bohemia, New York. CCSI provides maintenance services for mainframe and mid-range processors, enterprise class tape storage and peripherals, and also performs network design, implementation, and monthly networking infrastructure maintenance services for corporations and governments, as well as 24/7 IT monitoring and diagnostics.

14. Defendant QSGI-CCSI, Inc. is a Delaware corporation with its principal place of business at 400 Royal Palm Way, Palm Beach, Florida. QSGI-CCSI, Inc. was formed as a transaction vehicle for the acquisition of CCSI and has been qualified to do business in NY since February 21, 2008. [4]

15. Defendant Victory Park is a Delaware limited liability company with its principal place of business at 227 West Monroe Street, Chicago, Illinois. Victory Park specializes in providing asset-backed custom financing to small-cap and lower middle market companies.

JURISDICTION AND VENUE

16. This Court has jurisdiction, and venue is proper, because Paragraph 14.6 of the Stock Purchase Agreement provides that "any action which relates to this Agreement or the Transaction shall be brought" in the state or federal courts in New York County. Paragraph 12(b) of the Note also provides for exclusive jurisdiction in the state or federal courts in New York County.

FACTUAL ALLEGATIONS

A. QSGI and CCSI Agree to An Acquisition

17. CCSI, which is headquartered in Bohemia, NY, in Suffolk County, has been in existence since 1974, and presently employs over 100 individuals. For the year ended December 31, 2007, CCSI had revenues of $16,337,960, and realized net income of $459,811.

18. QSGI initially contacted CCSI concerning a potential acquisition in or around the fourth quarter of 2007. At that time, QSGI's CEO Marc Sherman explained to John Riconda that although QSGI had experienced a multimillion dollar loss in the third quarter of 2007, the company was poised to break even with fourth quarter results due to cuts it intended to make in its unprofitable refurbished computer resale business and its Data Center Maintenance division, located in Minnesota. QSGI again publicly posted another massive loss in Q4 2007, and discussions between QSGI and Mr. Riconda did not proceed further.

______________________________________________________________________________
[4] QSGI-DPV Inc., a wholly owned subsidiary of QSGI, has been registered to do business in New York as of July 3, 2007 and is headquartered in Pleasantville, NY. QSGI-DPV refurbishes and resells laptop and desktop personal computers.

19. QSGI again reached out to John Riconda concerning a potential acquisition of CCSI during the second quarter of2008. Although Mr. Riconda was aware of the loss posted by QSGI in its public filings for Ql 2008, Mr. Sherman explained to Mr. Riconda by phone and email that QSGI was on the brink of profitability because of impending deals with major companies including IBM, ADP, American Express, Morgan Stanley and The Hartford, each of which would yield a substantial profit margin for QSGI.

20. Negotiations between QSGI and CCSI, and their respective counsel, commenced during the second quarter of 2008. CCSI afforded QSGI full access to its books and records, including bank records, balance sheets, independent auditors' reports and other key documents, and QSGI commenced the process of due diligence with the assistance of its investment banker, Agile Equity, LLC. CCSI, as the target company, was not given access to QSGI's books and records.

21. The initial deal offered by QSGI contemplated the purchase of CCSI from John Riconda for a $10 million cash payment. Over the course of the negotiations, however, QSGI took back the all cash offer, and substituted an offer based on a $10 million, 10% promissory note, plus QSGI stock, which QSGI assured Riconda would be a far more valuable deal. (Specific false and fraudulent assurances made by both QSGI and Victory Park are set forth with particularity in Paragraph 24, below). Ultimately, the negotiations between QSGI and John Riconda culminated in the May 6, 2008 Stock Purchase Agreement and a draft $10 million, 10% note to be executed in Mr. Riconda's favor, with Riconda to retain a priority lien on collateral that QSGI would place in escrow.

22. Following Victory Park's extension of financing to QSGI in June 2008, however, the deal changed again. As set forth above, the new deal involved the subordination of QSGI's liabilities to John Riconda to QSGI's liabilities to Victory Park, as well as Victory Park's assumption of a first lien on the assets of CCSI. Victory Park also insisted, in exchange for its agreement to provide financing to QSGI, that the assets of CCSI become part of the collateral against which Victory Park's loan to QSGI would be secured.

23. The terms of QSGI's acquisition of CCSI from John Riconda, and of Mr. Riconda's subordination to Victory Park, were memorialized in the set of transaction documents dated July 7, 2009 --a set of agreements that neither QSGI nor Victory Park ever intended to honor. As set forth in further detail, infra, Mr. Riconda relied on QSGI's and Victory Park's audaciously false and fraudulent statements in agreeing to execute these amended closing agreements.

B. Specific Fraudulent Statements Made by QSGI and Victory Park

24. In order to induce Mr. Riconda to accept the amended transaction terms demanded by Victory Park (and, in turn, QSGI), QSGI and Victory Park representatives made numerous intentional false and fraudulent statements to Mr. Riconda, including, but not limited to:

•           In an email dated June 20, 2008, Marc Sherman stated to John Riconda that QSGI needed to close the CCSI transaction before the end of the second quarter so that QSGI would be able to account for all transaction expenses during that quarter, and thereafter "have a clean 3rd quarter and show profitability." In fact, Sherman knew that in view of QSGI's millions of dollars in remaining indebtedness, and the fact that various QSGI divisions were operated at a massive net loss --facts which were never disclosed to Mr. Riconda --it would be impossible for QSGI to post a profitable third quarter.

•           In an email dated July 1, 2008, less than a week prior to closing, Sherman promised to make monthly note payments to John Riconda in the amount of$83,333, instead of quarterly payments under the note of $250,000, to provide enhanced cash flow to Mr. Riconda. In fact, Sherman knew that (a) Victory Park, as senior lender, would not permit monthly payments in lieu of quarterly payments, and (b) that QSGI, based on its then-existing financial predicament, would have no conceivable means of making such payments.

•           In the same email.datedJulyl.2008.Mr. Sherman stated to John Riconda that Sherman intended to make Mr. Riconda the Chief Operating Officer ("COO") of QSGI. This promise was of crucial importance to Mr. Riconda because he had previously discussed with Sherman that, as COO, he could assist QSGI in making QSGI's Data Center Maintenance group profitable, using his operational expertise. In fact, Sherman never intended to make Mr. Riconda the COO of QSGI, and never took steps to do so.

•           In the July 1, 2008 email, Mr. Sherman also stated to Mr. Riconda that, "you have my word that we will exit the resale business that is not related to data security." Mr. Riconda had previously expressed concerns to Mr. Sherman that a refurbished computer sales business could not be profitable because it tied up harmful amounts of operating cash. In fact, Mr. Sherman never intended to exit that line of business, and QSGI has not taken any steps to exit the resale business in the time following the closing of Transaction through the present.

•           In an email dated July 2, 2008, Mr. Sherman stated to Mr. Riconda that "we [QSGI] will set up an advisory committee that reports to me as chairman and the board." (Sic) Sherman described the purported committee as including "John R (Head of the committee) .. so this will give you direct reporting to the board at meetings and you will be a part of the overall decision making.." (repeated typographical errors in original). In fact, Sherman never intended to constitute an advisory committee giving Mr. Riconda strategic or operational input into the combined company, and has never taken any steps to form the promised committee, or otherwise to give Riconda the promised input into QSGI's operations following the closing of the Transaction through the present.

•           In an email dated July 3, 2008, Sherman told John Riconda that he could not make monthly (as opposed to quarterly) note payments because Victory Park would not allow such a modification to the terms of the note, but that Victory "had no problem" with the $250,000 quarterly payments under the note or with QSGI's making the $170,000 payment for legal fees on Mr. Riconda's behalf. In fact, Sherman knew that (a) Victory Park had no intention of actually allowing QSGI to pay the first $250,000 installment upon the closing, and (b) in any event, QSGI would not possibly have sufficient available cash to meet these closing obligations within the next four days, by the time of closing.

•           On July 18,2009, on a conference call including John Riconda, Sherman and Matthew Ray, of Victory Park, Mr. Ray stated to Mr. Riconda that Victory Park had provided to QSGI an increased line of credit, up to $10 million, which would enable QSGI to meet its closing obligations to Riconda under the Stock Purchase Agreement and the note, and even to pursue an aggressive growth plan through additional acquisitions. This statement was fraudulent and misleading because Ray did not tell Mr. Riconda that the line of credit was keyed to a borrowing base of QSGI's sales receivables, which Ray knew, at the time he made the statement, was far below the amount necessary to enable QSGI to draw down sufficient funds under the line of credit to meet the closing obligations or make any payments to Riconda. Thus, Mr. Ray's statement that the Victory Park financing had yielded "available cash" to QSGI was false and misleading. Indeed, Mr. Ray had no intention or belief that QSGI would satisfy its contractual closing obligations or make the required payments to Mr. Riconda pursuant to the contemplated note.

25. Each of the foregoing false and fraudulent misrepresentations was material to John Riconda in accepting the terms of the transaction, and in entering into the Subordination Agreement with Victory Park.

26. Mr. Riconda has suffered incalculable harm as a direct and proximate result of QSGI's and Victory Park's lies.

c. The Transaction Closes

27. In reliance on QSGI's and Victory Park's false and fraudulent statements, Mr. Riconda agreed to close the transaction, in pertinent part, on the amended terms set forth below.

1. The Terms of the Amended QSGI -John Riconda Transaction Agreements

28. As amended by the First Amendment, the Stock Purchase Agreement requires that QSGI (i) deliver the executed Note to Riconda, and (ii) "payor cause to be paid by wire transfers of immediately available funds" $170,000 in attorneys' fees incurred by Riconda in connection with the Transaction, by July 31, 2008. Stock Purchase Agreement Paragraph 2.3(a); First Amendment to Stock Purchase Agreement Paragraph 3(t).

29. The Note, in turn, memorializes QSGI's obligation to pay Riconda "the principal sum of Ten Million and 00/100 ($10,000,000.00) Dollars, plus interest thereon)." The Note further requires QSGI to pay "the outstanding principal amount of, plus all accrued and unpaid interest on, this Note," on the earlier of December 31, 2011 (the "Maturity Date") or upon the occurrence of an "Event of Default." Note, p.1 and Paragraph 5 (Sic). In addition, until the Maturity Date, or until such time as the principal amount comes due because of an Event of Default, the Note obligates QSGI to make quarterly interest payments, at an annual rate of 10% per annum, "on the first day each of July, October, January and April in each year ....." Note Paragraph 3(a). At the stated rate, such quarterly payments are equal to $250,000. Paragraph 3(e) of the Note provides that, "Upon the occurrence of an Event of Default," the interest rate becomes payable "at the default rate of 15% per annum." At the default rate, the quarterly payments owed to Mr. Riconda total $375,000.

30. Paragraph5 of the Note defines Events of Default. That paragraph provides that an Event of Default occurs when "(a) the Company [i.e., QSGI] shall fail to pay any principal or interest on this Note within ten (10) days after the date due (whether by scheduled maturity, acceleration, demand or otherwise)." Note Paragraph5 (a). An Event of Default also occurs when "the Company [i.e., QSGI] fails to cure a material breach of any representation or warranty or any failure to timely perform any obligation, covenant or agreement made to [Mr. Riconda], in or pursuant to the [Stock Purchase Agreement], th[e] Note or any other Related Agreement, within 30 days ...." Note Paragraph5 (b).

31. To collateralize its obligations under the Note, QSGI executed a Pledge and Escrow Agreement in Mr. Riconda's favor (the "Pledge Agreement"), pledging CCSI's stock as security for the Note and placing CCSI's stock in escrow pending full payment of the Note.

32. The Pledge Agreement gives Mr. Riconda the right, upon the occurrence of an Event of Default, to notify the escrow agent in writing that an Event of Default has occurred, and to direct the Escrow Agent to deliver to him the Pledged Collateral, i.e., 100% of the capital stock of CCS. Pledge Agreement Paragraph 4.1.2. QSGI then has 10 days to dispute the occurrence of an Event of Default. Pledge Agreement Paragraph 4.1.3. If QSGI exercises that right, the escrow agent cannot release the shares pending resolution of the dispute by a court of competent jurisdiction, or through settlement. Pledge Agreement Paragraph 6.3(a), (b).

33. Under Paragraph 5.3 of the Pledge Agreement, Mr. Riconda also has an irrevocable power of attorney and a proxy right with respect to the Pledged Collateral [the CCSI shares that John Riconda had been fraudulently induced to share] that remains in force until the Note obligations "have been indefeasibly paid in full." Id. Paragraph 5.3 of the Pledge Agreement provides, in pertinent part:

[QSGI] HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS [JOHN RICONDA] AS THE PROXY AND ATTORNEY-IN-FACT ... WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE THE PLEDGED STOCK ... [AND] THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED STOCK WOULD BE ENTITLED .... SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION ... UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.

Pledge Agreement Paragraph 5.3 (underline added, all-caps in original). Paragraph 5.3 of the Pledge Agreement entitles Mr. Riconda to vote and control 100% of the shares of CCSI during the pendency of the present dispute.

2. The Terms of the Victory Park -John Riconda Subordination Agreement

34. As set forth above, Mr. Riconda also entered into a Subordination Agreement with Victory Park, which provides that QSGI's obligations to Victory Park under the Loan Documentation are senior to any of QSGI's obligations to John Riconda under the Stock Purchase Agreement or the Note.

35. Paragraph 9 of the Subordination Agreement further provides that Riconda must seek the prior, written consent of Victory Park before taking steps to enforce the "Junior Liabilities."

36. However, Paragraph 7(b) of the Subordination Agreement states that, "Notwithstanding any other provision," Mr. Riconda's collateral rights to the stock of CCSI (as opposed to the assets of CCSI) remain senior to those of Victory Park.

37. In addition, under the terms of the Subordination Agreement, Note interest payments to Mr. Riconda were permitted to be made so long as QSGI was not in default under the Loan Documents to Victory, and certain other capital ratio tests were met. Subordination Agreement Paragraph 6.

3. The Forbearance Agreement Between QSGI and Victory Park

38. On March 31,2009, long after the first Event of Default under the Note with Mr. Riconda, QSGI (together with subsidiaries and related entities) entered into a Forbearance Agreement with Victory Park (the "Forbearance Agreement"). In the Forbearance Agreement, QSGI acknowledged that its obligations to Victory Park were in default, and Victory Park agreed, among other things, to forbear from exercising certain of their rights and remedies against QSGI despite QSGI's defaults under the loan documentation with Victory Park, and to advance additional funds of $850,000 to QSGI. In exchange, among other things, QSGI agreed not to make any payments to Mr. Riconda until such time as the full amount of all obligations owed to Victory Park is paid in full, whether or not QSGI should subsequently cure its default in its periodic payments to Victory Park. Forbearance Agreement Paragraph 4(f). By forcing QSGI to enter into the Forbearance Agreement, Victory Park effectively required QSGI to continue defaulting on its Note obligations to John Riconda, and absolutely prevented QSGI from curing any existing default until Victory Park had received every dime of its loan to QSGI, plus interest.

C. QSGI Defaults Under The Note

39. As set forth above, QSGI has not made a single required quarterly interest payment to Mr. Riconda. [5] QSGI's failure to make such payments constitutes an Event of Default under Paragraph 5(a) of the Note.

40. Likewise, QSGI's failure to comply with its closing obligations, including, among other things its failure to pay Mr. Riconda's attorneys' fees (to a cap of $170,000) constitutes an Event of Default under Paragraph 5(b) of the Note.

________________________________________________________________________________
[5] As set forth, supra, at footnote 2, Mr. Riconda, with QSGI's approval, Mr. Riconda has withdrawn funds from CCSI's operating revenue in 2008 and early 2009, which may prove to be applicable as a set off against the full

41. Further, QSGI's default on the Senior Debt to Victory Park constitutes an Event of Default under Paragraph 5(c) of the Note.

D. John Riconda Notifies the Escrow Agent of an Event of Default

42. On Wednesday, June 3, 2009, John Riconda provided written notice to the escrow agent, pursuant to Paragraph 4.1.2 of the Pledge Agreement that an Event or Events of Default had occurred, and instructed the escrow agent to deliver John Riconda's pledged CCSI shares held in escrow to him.

43. Consistent with its obligations under Paragraph 4.1.3 of the Pledge Agreement, the escrow agent immediately delivered a copy of such Notice to QSGI. On information and belief, QSGI in turn provided a copy of the notice to Victory Park.

44. On Friday, June 5, 2009, Victory Park sent a letter to John Riconda notifying Riconda that Victory Park intended to exercise its priority lien on CCSI's assets and erroneously instructing Mr. Riconda, apparently based on a mistaken understanding of Paragraph 9 of the Subordination Agreement, that he was prevented from exercising his rights under the Pledge Agreement for a period of at least 180 days.

45. In addition, on Friday, June 5, 2009, without any prior warning to Mr. Riconda, who oversees CCSI's daily operations and is responsible for all of CCSI's employees, and with wanton disregard for any negative effects on CCSI itself, Victory Park caused CCSI's operating bank account at Suffolk County National Bank to be froze, which prevented CCSI's payment of federal payroll taxes and withholding, which was scheduled to be wired from the account at 9
a.m. on Monday, June 8, 2009, exposing the company to substantial interest and other penalties. Victory Park's reckless and bad faith tactic in freezing an account in which almost every dollar was scheduled to be sent to the government consistent with applicable federal regulations served no purpose other than jeopardizing the company, and putting CCSI's employees at risk of not having their accounts not credited with social security and other payments.

E. John Riconda Has Suffered Massive and Incalculable Harm And Rescission is the Appropriate Remedy.

46. As a direct and proximate result of QSGI’s and Victory Park's conduct, John Riconda has effectively been deprived of a $10 million company, for no compensation. The equitable remedy of rescission is necessary and appropriate because damages would be difficult to calculate inasmuch as CCSI's profitability, in the absence of QSGI's interference, would be difficult to quantify. In addition, Mr. Riconda is entitled to all unpaid interest amounts under the Note for the period during which CCSI has been part of the QSGI group. Importantly, rescission could be easily accomplished as a practical matter because CCSI continues to operate completely independently of QSGI, with its own employees, its own facilities and its own management.

47. In the alternative, QSGI should be compelled to pay for the company it bought-that is, to pay Mr. Riconda the $10 million face value of the Note, which is immediately due and payable as a consequence of the Event of Default, together with accrued interest.

48. In either event, punitive damages are entirely appropriate as a result of the intentional and wanton fraud committed by QSGI and Victory Park.

FIRST CAUSE OF ACTION (Fraudulent Inducement -QSGI)

49. Plaintiff John Riconda repeats and realleges each and every allegation set forth at Paragraphs 1 through 48 as though more fully set forth herein.

50. QSGI made numerous, specific fraudulent statements to John Riconda, as set forth with particularity in paragraph 24, supra, for the purpose of inducing Plaintiff Riconda to consummate the Transaction.

51. These representations were false, and QSGI knew they were false at the time they were made.

52. The representations were made by QSGI to Plaintiff Riconda with the intent that he rely on those false and fraudulent representations in entering into the Transaction.

53. As set forth above, Plaintiff John Riconda in fact reasonably relied on the aforesaid representations to his detriment.

SECOND CAUSE OF ACTION (Fraudulent Inducement -Victory Park)

54. Plaintiffs repeat, reiterate and reallege each and every allegation set forth at Paragraphs 1 through 53 as through more fully set forth herein.

55. Victory Park made specific fraudulent statements to Plaintiff John Riconda, as set forth with particularity in paragraph 24, supra, for the purpose of inducing John Riconda to enter into the Subordination Agreement, and to consummate the Transaction with QSGI.

56. These representations were false, and Victory Park knew they were false at the time they were made.

57. The representations were made by Victory Park to John Riconda with the intent that he rely on them.

58. Plaintiff Riconda in fact reasonably relied on the aforesaid representations to his detriment.

THIRD CAUSE OF ACTION (Breach of Contract -QSGI)

59. Plaintiff Riconda repeats and realleges each and every allegation set forth at Paragraphs 1 through 58 as though more fully set forth herein.

60. The Stock Purchase Agreement, the Note and the Pledge Agreement are valid and binding contracts between Plaintiff and QSGI.

61. Plaintiff has performed all of his duties and obligations under the Stock Purchase Agreement, the Note, the Pledge Agreement and all other Transaction agreements.

62. All conditions precedent to QSGI's performance of its obligations under the aforementioned contracts have been satisfied.

63. Nevertheless, QSGI has refused to pay the consideration owed to Mr. Riconda under the plain terms of the Stock Purchase Agreement and the Note.

64. QSGI has also breached the covenant of good faith and fair dealing implied in every contract that, like the Stock Purchase Agreement, is governed by New York law.

65. As a direct and proximate result of QSGI's breaches of contract, Plaintiff has been damaged.

FOURTH CAUSE OF ACTION (Unjust Enrichment -QSGI and Victory Park)

66. Plaintiff John Riconda repeats and realleges each and every allegation set forth at Paragraphs 1 through 65 hereof as through more fully set forth herein.

67. Both Victory Park and QSGI have been unjustly enriched as a direct and proximate cause of their misconduct, and Plaintiff Riconda has been damaged.

68. Specifically, QSGI has been enriched by acquiring a company (i.e., CCSI) valued by the parties at $10 million for zero payment, and Victory Park was enriched by adding CCSI to the debtor group, collateralizing its loan to QSGI with a valuable, cash flow positive company.

69. Plaintiff John Riconda should be entitled to the return of the value of QSGI's and Victory Park's unjust enrichment.

FIFTH CAUSE OF ACTION
(Tortious Interference With Contract -Victory Park)

70. Plaintiffs repeat and reallege each and every allegation set forth at Paragraphs 1 through 69 hereof as through more fully set forth herein.

71. The Stock Purchase Agreement, the Note and the Pledge Agreement are valid and binding contracts between QSGI and Riconda.

72. Victory Park is, and was at all material times, aware of these binding agreements and their terms.

73. Without legal justification, Victory Park induced QSGI to enter into the Forbearance Agreement with the intent of impairing QSGl's ability to perform its obligations under the Stock Purchase Agreement, the Note and the Pledge Agreement, and thereby impairing Mr. Riconda's rights under those agreements.

74. Mr. Riconda was directly and proximately damaged by Victory Park's conduct.
WHEREFORE, Plaintiff John Riconda demands judgment against the Defendants in the form of an Order (i) granting rescission of the QSGI -CCSI Transaction; (ii) awarding consequential and punitive damages including but not limited to the amount of the overdue Note payments due to Riconda from QSGI, plus interest; (iii) Declaring that the Subordination Agreement between Riconda and Victory Park was void ab initio, and that all liens, preferences and/or advantages claimed by Victory Park against John Riconda are void; and (iv) awarding punitive damages in an amount to be determined at trial, but in no event less than $5 million, plus the costs and disbursements of this action, and such other and further relief as this Court may deem just and proper.
In the alternative, Riconda seeks an award of damages equal to the full $10 million face value of the promissory Note, plus overdue interest payments, a Declaration that all liens, preferences and/or advantages claimed by Victory Park against John Riconda are void, and an award of punitive damages to be determined at trial, but in no event less than $5 million, plus the costs and disbursements of this action, and such other and further relief as this Court may deem just and proper.

Dated: Mineola, New York
June 9, 2009

Meltzer, Lippe, Goldstein & Breitstone, LLP
BY:

Joshua A. Berman, Esq. 109 Willis Avenue Mineola, New York 11501
(516) 747-0300
Attorneys for Plaintiff

STATE OF NEW YORK )
) ss.:
COUNTY OF NASSAU )

JOHN R. RICONDA, being duly sworn, deposes and says:
I am the Plaintiff in the within action. I have read the foregoing Complaint, know the contents thereof and the same are true to my knowledge, except those matters therein which are stated to be alleged on information and belief, and as to those matters, I believe them to be true.

JOHN R. RICONDA

Sworn to before me this 9th
day of June 2009.